Exhibit 5.1

October 26, 2017

VIA ELECTRONIC TRANSMISSION

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Re: Towerstream Corporation, Form S-1 Registration Statement (File No. 333- 219024)

Ladies and Gentlemen:

We are acting as counsel for Towerstream Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (File No. 333-219024) relating to the registration under the Securities Act of 1933 (the “Act”) of the following securities of the Company, all of which are authorized but heretofore unissued securities to be offered and sold by the Company: (i) Class A units, each unit consisting of one share (each a “Share” and collectively, the “Shares”) of common stock, par value $0.001 per share (the “Common Stock”), and one warrant to purchase one share of Common Stock (each, a “Warrant” and collectively, the “Warrants”), (ii) Class B units, each unit consisting of one share (each, a “Preferred Share” and collectively, the “Preferred Shares”) of Series I Convertible Preferred Stock, par value $0.001 per share (the “Series I Preferred Stock”), and a Warrant to purchase a number of shares of Common Stock equal to the number of shares of Common Stock issuable upon conversion of one Preferred Share, (iii)  Shares and Warrants subject to the underwriter’s over-allotment option, (iv) shares of Common Stock issuable upon exercise of the Warrants (the “Warrant Shares”) and (v) shares of Common Stock issuable upon conversion of the Preferred Shares (the “Conversion Shares”). Such Registration Statement, as amended, is herein referred to as the “Registration Statement.”

We have reviewed and are familiar with such corporate proceedings and other matters as we have deemed necessary for the opinions expressed in this letter.  In such review, we have assumed the accuracy and completeness of all agreements, documents, records, certificates and other materials submitted to us, the conformity with the originals of all such materials submitted to us as copies (whether or not certified and including facsimiles), the authenticity of the originals of such materials and all materials submitted to us as originals, the genuineness of all signatures and the legal capacity of all natural persons.

On the basis of the assumptions and subject to the qualifications and limitations set forth herein, we are of the opinion that:

1.     The Class A units have been duly authorized and, when issued and sold by the Company in the manner described in the Registration Statement, will be validly issued, fully paid and nonassessable.

2.     The Class B units have been duly authorized and, when issued and sold by the Company in the manner described in the Registration Statement, will be validly issued, fully paid and nonassessable.

3.     The Shares included in the Class A units and subject to the underwriter’s over-allotment option have been duly authorized and, when issued and sold by the Company in the manner described in the Registration Statement, will be validly issued, fully paid and nonassessable.

4.     The Preferred Shares included in the Class B units have been duly authorized and, when the Board of Directors of the Company has taken all necessary corporate action to approve the issuance and establish the final terms of the Series I Preferred Stock, the offering thereof and related matters, including the filing of a certificate of designation relating to the Series I Preferred Stock with the Secretary of State of the State of Delaware (the “Certificate of Designation”), and when the Preferred Shares have been issued and sold by the Company in the manner contemplated by the Registration Statement, will be validly issued, fully paid and nonassessable.

1185 Avenue of the Americas | 37th Floor | New York, NY | 10036

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5.     The Warrants included in the Class A units and Class B units and subject to the underwriter’s over-allotment option have been duly authorized and, when executed and delivered by the Company and issued and sold by the Company in the manner described in the Registration Statement, will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

6.     The Warrant Shares have been duly authorized and, when issued upon exercise of the Warrants against payment therefor in accordance with the terms of the Warrants in the manner described in the Registration Statement, will be validly issued, fully paid and non-assessable.

7.     The Conversion Shares have been duly authorized and, when issued upon conversion of the Preferred Shares in accordance with the terms of the Certificate of Designation in the manner described in the Registration Statement, will be validly issued, fully paid and nonassessable.

Our opinion set forth in paragraph 3 above is subject to and limited by the effect of (a) applicable bankruptcy, insolvency, fraudulent conveyance and transfer, receivership, conservatorship, arrangement, moratorium and other similar laws affecting or relating to the rights of creditors generally, (b) general equitable principles (whether considered in a proceeding in equity or at law) and (c) requirements of reasonableness, good faith, materiality and fair dealing and the discretion of the court before which any matter may be brought.

Without limiting any of the other limitations, exceptions and qualifications stated elsewhere herein, we express no opinion with regard to the applicability or effect of the laws of any jurisdiction other than the laws of the State of New York and the Delaware General Corporation Law as in effect as of the date hereof.  This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly stated herein from any matter addressed in this opinion letter.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under “Legal Matters” in the related Prospectus. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Sichenzia Ross Ference Kesner LLP
Sichenzia Ross Ference Kesner LLP

1185 Avenue of the Americas | 37th Floor | New York, NY | 10036

T (212) 930 9700 | F (212) 930 9725 | WWW.SRFKLLP.COM